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                                                                   Exhibit 10.20

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 6/th/ day of March, 2000, by Crestline Hotels & Resorts, Inc. ("CHRI"), a corporation formed under the laws of the State of Delaware and a wholly owned subsidiary of Crestline Capital Corporation ("Crestline") with its principal place of business at 6600 Rockledge Drive, Suite 600, Bethesda, MD 20817, and Donald R. Trice, residing at 3595 Tuxedo Court, Atlanta, Georgia 30305 ("Mr. Trice").

     WHEREAS, CHRI is acquiring certain management contracts, hotel leases and other assets from Stormont Trice Management Corporation, Stormont Trice Corporation, STC Leasing Associates LLC and Stormont Trice Crestline Company LLC, corporations or limited liability companies in which Mr. Trice is a shareholder, or member, as the case may be, and in which he holds various offices, pursuant to that certain Asset Purchase Agreement by and among CHRI, Stormont Trice Management Corporation, Stormont Trice Corporation, STC Leasing Associates LLC, and Stormont Trice Crestline Company LLC (the "Asset Purchase Agreement");

     WHEREAS, as a material inducement and precondition to CHRI's consummation of such acquisition and Mr. Trice's agreeing to the Asset Purchase Agreement, the parties agree to execute this Agreement and to be bound by the terms and conditions hereof; and

     WHEREAS, CHRI desires to employ Mr. Trice and to have the benefit of his skills and services, and Mr. Trice desires to be employed by CHRI, on the terms and conditions set forth herein;

     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:
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1.   Term of Employment
     ------------------

          CHRI hereby employs Mr. Trice, and Mr. Trice hereby accepts employment with CHRI in Atlanta, Georgia, upon the terms and conditions set forth in this Agreement. Unless terminated earlier pursuant to Section 5, Mr. Trice's employment pursuant to this Agreement shall be for the three (3)-year period commencing on the date hereof (the "Commencement Date"). The period during which Mr. Trice is employed pursuant to this Agreement is the "Employment Period."

2.   Title; Duties
     -------------

          Mr. Trice shall be employed as President and Chief Executive Officer of CHRI. Mr. Trice shall report to the President and Chief Executive Officer of Crestline. Mr. Trice shall perform duties and services consistent with his position as President and Chief Executive Officer of CHRI as may be assigned to him from time to time by the President and Chief Executive Officer of Crestline and are consistent with the bylaws of CHRI, including, but not limited to, overall management of the affairs of CHRI.

3.   Extent of Services
     --------------------

(a)  General.  Mr. Trice agrees not to engage in any business activities during
     -------
     the Employment Period except those which are for the sole benefit of CHRI, and to devote his entire business time, attention, skill and effort to the performance of his duties under this Agreement, provided, however, CHRI acknowledges that Mr. Trice currently owns approximately thirty-two percent (32%) of Stormont Trice Development Corporation ("STDC") and serves on its Board of Directors and also serves on the Board of Georgia Hospitality Foundation and CHRI agrees that Mr. Trice may continue to be an owner of STDC and serve on STDC's Board and the Board of Georgia Hospitality Foundation and may continue to do so provided that such service does not
     impair the performance of his obligations under this Agreement.   In the
     event that the Board of Directors of CHRI gives written notification to Mr. Trice that his service on the Board of Directors of STDC or Georgia Hospitality Foundation is impairing the performance of his obligations under this Agreement, Mr. Trice shall have thirty (30) calendar days to cure such impairment or cease the activity causing such impairment. CHRI acknowledges and agrees that Mr. Trice plans to return to STDC as an

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

     officer and/or employee after the Employment Period and that such return as an officer or such employment by STDC in and of itself will not violate this Agreement. With the prior approval of the Board of Directors of CHRI, Mr. Trice may serve on the boards of directors of other corporations. Mr. Trice shall perform his duties to the best of his ability, shall adhere to CHRI's published policies and procedures, and shall use his best efforts to promote CHRI's interests, reputation, business and welfare.

(b)  Corporate Opportunities. Mr. Trice agrees that during the Employment Period
     -----------------------
     he will not take personal advantage of any business opportunities which arise during his employment with CHRI and which may be of benefit to CHRI unless he shall have first received the approval of the President and Chief Executive Officer of Crestline after promptly disclosing to the President and Chief Executive Officer of Crestline all material facts regarding such opportunities.

4.   Compensation and Benefits
     -------------------------

(a)  Salary. CHRI shall pay Mr. Trice a gross base annual salary ("Base Salary")
     ------
     of not less than $300,000 during the Employment Period. The salary shall be payable in arrears in approximately equal semi-monthly installments (except that the first and last such semi-monthly installments may be prorated if necessary) on CHRI's regularly scheduled payroll dates, minus such deductions as may be required by law or reasonably requested by Mr. Trice.

(b)  Incentive Bonus. Mr. Trice will be eligible to participate in CHRI's Annual
     ---------------
     Incentive Plan (the "Annual Incentive Plan"), with the opportunity to earn a bonus (the "Bonus") if he meets certain financial and discretionary measures set forth in the Annual Incentive Plan, subject to the last sentence of this Section 4(b). The Bonus will be expressed as a percentage of Base Salary, and will be calculated as follows: twenty-five percent (25%) at threshold, fifty percent (50%) at target, and seventy-five percent (75%) at maximum. Mr. Trice's Bonus will be based on the same goals set by the Compensation Policy Committee of Crestline (the "Compensation Committee") for the executive group of Crestline and will be calculated the same way as the bonus provided to the executive group of Crestline with respect to the nondiscretionary portion of the Bonus. Mr. Trice shall be guaranteed a minimum Bonus of

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

     fifty percent (50%) of Base Salary for the first twelve months during which Mr. Trice is employed by CHRI.

(c)  Stock. On the Commencement Date, Mr. Trice will be awarded nonqualified
     -----
     stock options (the "Stock Options") to purchase 125,000 shares of Crestline's common stock and granted 15,000 shares of restricted Crestline stock (the "Restricted Stock"). The exercise price of the Stock Options will be determined under the Crestline Capital Corporation 1998 Comprehensive Stock Incentive Plan (the "Stock Incentive Plan") as of the Commencement Date. The Stock Options and Restricted Stock will vest in accordance with the following schedule:

                                               Vested     Vested Shares of
          Months of Continuous Employment     Options     Restricted Stock
          -------------------------------     -------     ----------------

                         12                    41,666           5,000
                         24                    41,667           5,000
                         36                    41,667           5,000


         Mr. Trice's vested Stock Options will terminate on the earlier of the tenth anniversary of the grant or the fifth anniversary of Mr. Trice's termination of employment. Mr. Trice will be eligible for future grants or programs under the Stock Incentive Plan at the sole discretion of the Compensation Committee or any subcommittee thereof that is responsible for administering the Stock Incentive Plan pursuant to such terms as the Compensation Committee or such subcommittee shall determine.

(d)  Other Benefits.  Mr. Trice will be eligible to participate in the employee
     --------------
     benefit plans and other fringe benefit plans of CHRI ( provided that such plans are not materially different from those of Crestline), including the Health Plan, Dental Plan, Flexible Spending Accounts, Employee Stock Purchase, Executive Deferred Compensation Plan, Retirement and Savings Plan, Group Term Life Plan, Disability Plan, and Paid Time Off in accordance with the terms of those plans and to the same extent they are available to CHRI's executive group; provided, however, that Mr. Trice shall not be eligible to participate in any severance benefit plan of CHRI or Crestline. In the event that such employee benefit plans or other fringe benefit plans of CHRI are materially different from those of Crestline, CHRI shall pay

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

     to Mr. Trice such additional amounts as shall be necessary to bring Mr. Trice to the same benefit level as the Crestline executive group.

(e)  Reimbursement of Business Expenses.  CHRI shall reimburse Mr. Trice for all
     ----------------------------------
     reasonable travel, entertainment and other expenses incurred or paid by Mr. Trice in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by Mr. Trice of documentation, expense statements, vouchers, and/or such other supporting information as CHRI may reasonably request consistent with CHRI's business expense policy.

5.   Termination
     -----------

(a)  Termination by CHRI for Cause.  CHRI may terminate Mr. Trice's employment
     -----------------------------
     under this Agreement at any time for Cause, upon written notice by CHRI to Mr. Trice. For purposes of this Agreement, "Cause" for termination shall mean any of the following: (i) the conviction of Mr. Trice of, or the entry of a plea of guilty or nolo contendere by Mr. Trice to, any felony;
     (ii) fraud, misappropriation or embezzlement by Mr. Trice with regard to the assets of CHRI, Crestline, or any of their affiliates (provided that this shall not include immaterial expense items which Mr. Trice inadvertently requests be reimbursed as business expenses); (iii) Mr. Trice's willful failure or gross negligence in the performance of his assigned duties for CHRI, which failure or negligence continues for more than thirty (30) calendar days following Mr. Trice's receipt of written notice of such willful failure or gross negligence; (iv) Mr. Trice's breach of his fiduciary duty to CHRI, Crestline, or any of their affiliates; (v) the breach by Mr. Trice of Sections 7 or 8 of this Agreement or of any provision that certain Non-Competition Agreement among Crestline, CHRI and Stormont Trice Management Corporation, Stormont Trice Corporation, STC Leasing Associates LLC, and Stormont Trice Kansas Corporation each of even date herewith (the "Entity Non-Competition Agreement"); or (vi) the breach by Mr. Trice of any other material term of this Agreement that causes, or is reasonably likely to cause, substantial financial detriment to CHRI, Crestline, or any of their affiliates; provided, however that failure by Mr. Trice to perform the duties set forth in Section 2 of this Agreement shall not be considered material unless such failure is the type described in this Section 5(a) (iii). Notwithstanding the foregoing, Mr. Trice will not be deemed to have been terminated for Cause unless and until

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     CHRI delivers to him a copy of a resolution duly adopted by CHRI's Board of
     Directors (after reasonable notice to Mr. Trice and an opportunity to be heard, together with counsel, before CHRI's Board of Directors), finding that Mr. Trice's termination for Cause is justified and specifying the particulars thereof in detail.

(b)  Termination by CHRI or Mr. Trice Without Cause.  Either party may terminate
     ----------------------------------------------
     this Agreement at any time without Cause, upon giving the other party thirty (30) days written notice. At CHRI's sole discretion, it may substitute thirty (30) days salary in lieu of notice. Any salary paid to Mr. Trice in lieu of notice shall not be offset against any entitlement Mr. Trice may have to the Early Termination Payment pursuant to Section 6(c).

(c)  Termination by Mr. Trice for Good Reason.  Mr. Trice may terminate his
     ----------------------------------------
     employment under this Agreement at any time for Good Reason, upon written notice by Mr. Trice to CHRI given no later than sixty (60) days following the event constituting Good Reason. For purposes of this Agreement, "Good Reason" for termination shall mean (i) the assignment to Mr. Trice of substantial duties or responsibilities inconsistent with Mr. Trice's position at CHRI, or any other action by CHRI which results in a substantial diminution of Mr. Trice's duties or responsibilities; (ii) CHRI's failure to pay Mr. Trice any Base Salary or other compensation to which he is entitled, other than an inadvertent failure which is remedied by CHRI within thirty (30) days after receipt of written notice thereof from Mr. Trice (or five (5) days for failure to pay Base Salary); (iii) any reduction in Base Salary or a significant reduction in Mr. Trice's aggregate other compensation, excluding any reductions caused by the failure to achieve performance targets; (iv) the relocation of Mr. Trice's principal place of employment from Atlanta, Georgia without Mr. Trice's prior written consent; (v) the breach by CHRI of any other material term of this Agreement that causes or is reasonably likely to cause, substantial financial detriment to Mr. Trice or (vi) a Change in Control. For purposes of this Agreement, a "Change in Control" shall mean any of the following events: (A) any Person (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") other than Crestline or a Qualified Affiliate is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of CHRI's then-outstanding voting securities; (B) the merger or consolidation of CHRI with or

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

     into any other entity, where after such merger or consolidation any Person other than Crestline or a Qualified Affiliate owns more than 50% of the combined voting power of the continuing or surviving entity's voting securities outstanding immediately after such merger or consolidation; or
     (C) the approval by the stockholders of CHRI of a plan of complete liquidation of CHRI, other than a liquidation into Crestline or a Qualified Affiliate. For purposes of this Agreement, "Qualified Affiliate" shall mean any direct or indirect subsidiary of Crestline, any employee benefit plan (or related trust) sponsored or maintained by Crestline or by any entity controlled by Crestline, or any person consisting of one or more individuals who are then Crestline's Chief Executive Officer or any other named executive officer (as defined in Item 402 of Regulation S-K under the Securities Act of 1933) of Crestline as indicated in its most recent securities filing made before the date of the transaction.

(d)  Mr. Trice's Death or Disability.  Mr. Trice's employment shall terminate
     -------------------------------
     immediately upon his death or, upon written notice as set forth below, his Disability. As used in this Agreement, "Disability" shall mean such physical or mental impairment as would render Mr. Trice eligible to receive benefits under the long-term disability insurance plan offered by CHRI in which Mr. Trice shall have elected to participate. If either party terminates Mr. Trice's employment because of Mr. Trice's Disability, the terminating party shall give the other party thirty (30) days advance written notice to that effect.

6.   Effect of Termination
     ---------------------

(a)  General.  Regardless of the reason for any termination of this Agreement,
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     Mr. Trice shall be entitled to (i) payment of any unpaid portion of his
     Base Salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder; (iii) continued insurance benefits to the extent required by law; (iv) payment of any vested but unpaid rights as required by the terms of any employee benefit plan or program of CHRI or Crestline in which Mr. Trice shall be entitled to participate pursuant to
     Section 4(d) of this Agreement; and (v) retention of any stock options or restricted stock in which Mr. Trice shall already have vested prior to the effective date of termination, subject to the termination schedule for stock options set forth in Section

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

     4(c).

(b)  Termination by CHRI for Cause or by Mr. Trice Without Good Reason;
     ------------------------------------------------------------------
     Expiration of Agreement.  If CHRI terminates Mr. Trice's employment for
     -----------------------
     Cause, Mr. Trice terminates his employment without Good Reason, or Mr. Trice's employment ends at the expiration of three years from the Commencement Date, Mr. Trice shall have no rights or claims against CHRI, Crestline or their affiliates, except to receive the payments and benefits described in Section 6(a).

(c)  Termination by CHRI Without Cause or by Mr. Trice for Good Reason.  If CHRI
     -----------------------------------------------------------------
     terminates Mr. Trice's employment without Cause pursuant to Section 5(b), or Mr. Trice terminates his employment for Good Reason pursuant to Section 5(c), Mr. Trice shall be entitled to receive, in addition to the items referenced in Section 6(a), (i) early termination pay (the "Early Termination Payment") through the third anniversary of the Commencement Date at an annualized amount equal to the greater of (A) $400,000, or (B) the Base Salary plus a pro-rated Bonus based upon the goals achieved by Mr. Trice during the fiscal year in which the termination occurs, subject to all legally required payroll deductions and withholdings for sums owed by Mr. Trice to CHRI, and (ii) vesting as of the last day of his employment in any unvested portion of any stock option and any restricted stock previously issued to Mr. Trice. CHRI may elect, in its sole discretion, to pay the Early Termination Payment to Mr. Trice in a lump sum or over the remainder of the Employment Period in approximately equal installments on CHRI's regularly scheduled payroll dates.

(d)  Termination In the Event of Death or Disability.  If Mr. Trice's employment
     -----------------------------------------------
     terminates in the event of his Disability or death, Mr. Trice or his estate shall be entitled to receive, in addition to the items referenced in
     Section 6(a), a pro-rata share of any Bonus to which he otherwise would have been entitled for the fiscal year in which his employment terminates and any unvested Stock Options and Restricted Stock awarded pursuant to
     Section 4(c).

7.   Confidentiality
     ---------------

(a)  Definition of Proprietary Information.  Mr. Trice acknowledges that he may
     -------------------------------------
     have been furnished or otherwise had access to, and may in the future be furnished or otherwise have access to, confidential information which relates to the following with regard to CHRI,

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

     Crestline, or their affiliates: past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; terms and contents of leases, hotel management agreements, hotel leases and other contracts; tenant and vendor lists or other compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, financial, marketing, leasing or sales activities of CHRI, Crestline, or their affiliates, or of a third party which provided proprietary information to CHRI or Crestline on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by CHRI and Mr. Trice as proprietary and confidential (the "Proprietary Information").

(b)  Exclusions.  Notwithstanding the foregoing, Proprietary Information shall
     ----------
     not include (i) information disseminated by CHRI, Crestline or their affiliates to third parties in the ordinary course of business; or (ii) information in the public domain not as a result of a breach of any duty by Mr. Trice or any other person; or (iii) general hotel industry knowledge, expertise, contacts, know-how and experience developed by Mr. Trice prior to the date hereof.

(c)  Obligations.  Both during and after the Employment Period, Mr. Trice agrees
     -----------
     to preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to him before this Agreement is signed or afterward. In addition, Mr. Trice shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of CHRI, Crestline or their affiliates without a legitimate business need to know; (ii) remove the Proprietary Information from the premises of CHRI, Crestline or their affiliates without a valid business purpose; or (iii) use the Proprietary Information for his own benefit or for the benefit of any third party, including, but not limited to, Stormont Trice Development Corporation.

(d)  Return of Proprietary Information.  Mr. Trice acknowledges and agrees that
     ---------------------------------
     all the Proprietary Information used or generated during the course of working for CHRI or Crestline is the property of CHRI or Crestline, respectively. Mr. Trice agrees to deliver to CHRI or Crestline all documents and other tangibles (including diskettes and other storage

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

     media) containing the Proprietary Information at any time upon request by the President and Chief Executive Officer of Crestline during his employment and immediately upon termination of his employment.

8.   Noncompetition
     --------------

(a)  Restriction on Competition.  During the Employment Period and the five (5)
     --------------------------
     year period following the expiration or termination of Mr. Trice's employment with CHRI for any reason (the "Restricted Period"), Mr. Trice agrees not to engage, directly or indirectly, as an owner, employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate or representative capacity, in any activities competitive with those of CHRI, Crestline or their affiliates. Notwithstanding the prohibition in the immediately preceding sentence, (i) following the later of Mr. Trice's termination of employment or the third anniversary of the Commencement Date, Mr. Trice may be employed by an entity in existence as of the Commencement Date engaged in activities that are competitive with CHRI, Crestline or their affiliates, (ii) Mr. Trice shall not be deemed to have violated this Section 8(a) by reason of his ownership of (A) shares in any public company, where Mr. Trice's shareholding is five percent (5%) or less of the shares then outstanding, or (B) shares or membership units in any corporation or limited liability company that is a party to the Asset Purchase Agreement, and (iii) in the event that CHRI, Crestline or their affiliates engage in real estate development, Mr. Trice shall not be precluded from engaging in real estate development activities, provided in all cases that Mr. Trice continues to comply with his other legal obligations to CHRI, Crestline and their affiliates, including without limitation his obligations pursuant to Sections 7 and 8(b) and (c) of this Agreement and the Entity Non-Competition Agreement. Specifically, this Section 8(a) will not prohibit Mr. Trice from (i) retaining an ownership interest in STDC, (ii) continuing to serve on STDC's Board of Directors, and (iii) working for STDC in any capacity following the termination or expiration of Mr. Trice's employment with CHRI for any reason (provided that Mr. Trice complies with this Section 8, and the Entity Non-Competition Agreement). Mr. Trice agrees that when he returns to become an employee or officer of STDC, he will not engage in any activities competitive with the business of CHRI, Crestline or their respective affiliates,

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

     except real estate development. Mr. Trice and CHRI acknowledge and agree that the restriction on competition contained in this Section 8 and the Entity Non-Competition Agreement have each been entered into by the parties in connection with the sale of certain management contracts, hotel leases and other assets pursuant to the Asset Purchase Agreement for and in consideration for a portion of the purchase price set forth therein.

(b)  Non-Solicitation of Clients. During the Restricted Period, Mr. Trice agrees
     ---------------------------
     that he will not, directly or indirectly, as an owner, employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate or representative capacity, solicit any Client on behalf of a competitor of CHRI, Crestline or their affiliates or otherwise interfere with CHRI's, Crestline's or their affiliate's relationship with such client; provided, however that this Section 8(b) will not prohibit Mr. Trice from soliciting a client on behalf of STDC to the extent Mr. Trice otherwise complies with this Agreement, and the Entity Non-Competition Agreement. For purposes of this Agreement, a "Client" is any person or entity that (i) is a client of CHRI, Crestline or their affiliates and not already a client of STDC on the date of Mr. Trice's termination of employment, (ii) was a client of CHRI, Crestline or their affiliates and not already a client of STDC at any time during the one-year period preceding the date of Mr. Trice's termination of employment, or
     (iii) is, on the date of Mr. Trice's termination of employment, being solicited by CHRI, Crestline or their affiliates and not already solicited by STDC as a prospective client.

(c)  Non-Solicitation of Employees or Consultants. During the Restricted Period,
     --------------------------------------------
     Mr. Trice agrees that he will not, directly or indirectly, as an owner, employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate or representative capacity, solicit or induce any employee or consultant who is employed by CHRI, Crestline, or an affiliate of either of them, on the date of Mr. Trice's termination of employment or at any time within the one-year period preceding the date of such termination to sever the employment or engagement of the employee or consultant with CHRI, Crestline or their affiliate, or accept employment with, or otherwise provide services to any person or entity engaged in activities competitive with those of CHRI, Crestline or their affiliates.

(d)  Acknowledgement.  Mr. Trice acknowledges that he will acquire certain
     ---------------
     Proprietary Information concerning the past, present and future business of CHRI, Crestline and their affiliates as the result of his employment, as well as access to the relationships between CHRI, Crestline, and their affiliates, and their clients and employees. Mr. Trice further acknowledges that the business of CHRI, Crestline, and their affiliates as it exists on the Commencement Date is very competitive and that competition by him in that business during his employment, or after his employment terminates, could severely injure CHRI, Crestline and their affiliates.
     Mr. Trice understands and agrees that the restrictions contained in this
     Section 8 are reasonable and are required for the legitimate protection of CHRI, Crestline and their affiliates, and do not unduly limit his ability to earn a livelihood.

9.   Employee Representation
     -----------------------

     Mr. Trice represents and warrants to CHRI that he is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent him from performing his obligations under this Agreement. CHRI acknowledges and agrees that Mr. Trice's (i) ownership interest in STDC, (ii) service on its Board of Directors during the Employment Period, and (iii) likely return to employment with STDC at the termination of his employment with CHRI are consistent with his obligations under this Agreement.

10.  Arbitration
     -----------

(a) Any disputes between CHRI and Mr. Trice in any way concerning Mr. Trice's employment, the termination of his employment, this Agreement or its enforcement shall be submitted at the initiative of either party to mandatory arbitration in Georgia before a panel of three arbitrators pursuant to the Employment Arbitration Rules of the American Arbitration Association, or its successor, then in effect. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court with jurisdiction.

(b) Notwithstanding the foregoing, CHRI, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief and such other relief as CHRI shall elect to enforce Mr. Trice's covenants in Sections 7 and 8 of this Agreement.

11.  Miscellaneous
     -------------

(a)  Notices.  All notices required or permitted under this Agreement shall be
     -------
     in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, or (iii) in the case of facsimile transmission or delivery by nationally recognized overnight deliver service, when received, addressed as follows:

          (i)  If to CHRI, to:
                    Crestline Hotels & Resorts, Inc.
                    c/o Crestline Capital Corporation
                    6600 Rockledge Drive, Suite 600
                    Bethesda, MD 20817

                    Attention:  General Counsel
                    Fax No. 240/694-2040

          (ii)  If to Mr. Trice, to:

                    Mr. Donald Trice
                    3595 Tuxedo Court
                    Atlanta, GA 30305

          With a copy to:

                    King & Spalding
                    191 Peachtree Street
                    Atlanta, GA 30303

                    Attention:  Robert Pennington
                    Fax No.  404/572-5148
                    Telephone No.  404/572-4600

          or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.

(b)  Pronouns.  Whenever the context may require, any pronouns used in this
     --------
     Agreement shall

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

     include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(c)  Entire Agreement.  This Agreement, the Non-Competition Agreement, and the
     ----------------
     Asset Purchase Agreement constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

(d)  Amendment.  This Agreement may be amended or modified only by a written
     ---------
     instrument executed by both CHRI and Mr. Trice.

(e)  No Mitigation.  In the event that Mr. Trice is terminated pursuant to
     -------------
     Section 5 of this Agreement, Mr. Trice shall not be required to mitigate the amount of any termination payment provided for in this Agreement by seeking other employment or otherwise; nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or income received by Mr. Trice in connection with his future employment.

(f)  Attorneys' Fees.  During the pendency of any controversy, claim or dispute
     ---------------
     under this Agreement, each party agrees to pay its own costs and expenses, including reasonable attorneys' fees. In the event that CHRI is the non-prevailing party in any litigation, arbitration or informal resolution regarding such controversy, claim or dispute, CHRI agrees that it shall promptly pay or reimburse Mr. Trice for all costs and expenses, including reasonable attorneys' fees, incurred in connection therewith.

(g)  Governing Law.  This Agreement shall be construed, interpreted and enforced
     -------------
     in accordance with the laws of the State of Georgia, without regard to its conflicts of laws principles.

(h)  Successors and Assigns.  This Agreement shall be binding upon and inure to
     ----------------------
     the benefit of both parties and their respective successors and assigns, including any entity with which or into which CHRI may be merged or which may succeed to its assets or business or any entity to which CHRI may assign its rights and obligations under this Agreement; provided, however, that the obligations of Mr. Trice are personal and shall not be assigned or delegated by him.

(i)  Waiver.  No delays or omission by CHRI or Mr. Trice in exercising any right
     ------
     under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by CHRI or Mr. Trice on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(j)  Captions.  The captions appearing in this Agreement are for convenience of
     --------
     reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(k)  Severability.  In case any provision of this Agreement shall be held by a
     ------------
     court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(l)  Counterparts.  This Agreement may be executed in two or more counterparts,
     ------------
     each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                  CRESTLINE HOTELS & RESORTS, INC.


                                  By: ________________________________
                                      [Name]
                                      [Title]


                                    DONALD R. TRICE


                                    ________________________________

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